Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Fourth Quarter and Year-End 2017 Results

2017 Revenues of $485.7 Million; Service Revenues of $94.4 Million

Conference Call Scheduled for 9:00am ET Tuesday April 3, 2018

PITTSBURGH, PA. – April 2, 2018 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter and fiscal year ended December 31, 2017. Full-year revenues increased 8.7% versus the prior year to $485.7 million in 2017. Service segment revenue of $94.4 million grew 14.8% from the prior year while Construction segment revenues grew 7.3% to $391.4 million.

Other key financial highlights of the year included:

•	Gross margin was 13.5%, compared with 12.5% in the prior year. Gross margin improved versus 2016 due largely to the combination of improved project execution and improved overall market pricing, a trend the Company expects to continue in the near-term.

•	Construction revenue growth of 7.3% versus 2016 was positively impacted by strong performances in the Mid-Atlantic, Michigan, and Eastern Pennsylvania branches, offset by declines in the Southern California and New England branches. The Company continues to benefit from the diversity of geographic regions and market sectors, and the lack of any meaningful concentration with any one customer, all of which are a strategic advantage Limbach expects to maintain over the coming years.

•	Limbach experienced strong sector performance from our presence in the healthcare, entertainment, sports and commercial sectors, and with its emerging expansion into the Mission Critical (large data centers) and Industrial sectors.

•	Year over year Service segment revenue growth of 14.8% was led by the Michigan, Florida and Southern California branches.

•	Pre-tax income was $3.9 million for the full-year 2017, compared with a pre-tax loss of $(2.0) million in the prior year. 2017 pre-tax income includes $1.7 million of non-cash stock-based compensation expense.

•	2017 Income Tax expense was $3.2 million resulting in an effective tax rate of 81.6%. This higher rate was due to a one-time charge of $1.7 million from the revaluation of the Company’s Deferred Tax Assets due to the recently-enacted federal tax legislation.

•	Net loss attributable to common stockholders in 2017 was $(0.9) million, compared with net income of $1.4 million in 2016.

•	Construction operations contributed 80.6% of total revenue, while Service operations contributed 19.4%.

•	Aggregate backlog at December 31, 2017 was $461.4 million, of which $34.7 million was Service work. Limbach expects approximately 65% of our aggregate backlog to be recognized as revenue in fiscal 2018.

•	Maintenance Base grew to $12.9 million at December 31, 2017 from $11.3 million a year ago. Sales of maintenance contracts year-on-year increased by a record $3.4 million, or 31%.

•	Combined Construction and Service sales pipeline, a measure of opportunities the Company is tracking, stands at $3.3 billion compared to $2.4 billion at December 31, 2016.

Limbach Holdings Inc.	Page 2
April 2, 2018

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “We accomplished a tremendous amount in 2017, highlighted by full-year revenues of $485.7 million, which was up 8.7% from the prior year. That exceeded our internal projections for the year and was also in excess of the high end of our initial financial guidance which we shared with the market on April 17, 2017. We recorded revenue growth in both our operating segments, as Construction revenue increased 7.3% to $391.4 million, while Service revenue grew 14.8% to $94.4 million. Within our Service segment, our maintenance base grew to $12.9 million from $11.3 million. We focus on growing the maintenance base because it leads to “Pull-Through Revenue” of approximately four times the value of the maintenance base, so I am certainly pleased to see this growth.

Our bottom-line results were weighed down by several non-recurring expenses, including those stemming from investments we made to enhance our financial reporting and to meet other public company reporting requirements as we completed our transition to becoming a public company. Adjusted EBITDA for the year was $16.7 million. The Company would have been at the top end of its guidance range if not for these expenses. Finally, the recent passage of the Tax Cuts and Jobs Act also triggered a one-time charge of $1.7 million due to the revaluation of our deferred tax assets. Going forward, we look forward to our corporate tax rate moving significantly lower.”

Mr. Bacon continued, “All of our field intelligence suggests that the wind is at our backs in terms of non-residential construction demand in the end-markets in which we focus. Recent reports from industry research firms such as FMI have confirmed that view. We are also very excited about our initial success in the Mission Critical sector, with the award of our first large-scale data center project. We were chosen for this project due to our reputation as a premium specialty contractor. Companies owning and operating the latest generation of data centers demand design, engineering and construction excellence, and we are perfectly-positioned to win significant additional business in this growth sector based on our capabilities in these functional areas. I am very excited about our prospects for 2018 and look forward to reporting on our progress throughout the year.”

Fourth Quarter Highlights

Revenues

Fourth quarter 2017 revenues of $131.4 million were down 1.7% versus $133.7 million for the prior year period due to the timing of commencement of multiple new Construction projects. As these newly started projects mature further, the Company anticipates a return to year-over-year Construction segment growth. Construction operations accounted for 82.1% of revenues while Service operations provided the remaining 17.9%.

Gross Margin

Gross margin for the fourth quarter of 2017 was 15.9%, up significantly from 11.3% in the fourth quarter of 2016. On a dollar basis, gross profit in the fourth quarter was $20.9 million, compared with $15.1 million for the prior year period. The year-over-year improvement in fourth quarter 2017 gross profit was driven by improved project mix and generally positive industry pricing trends.

Operating Income

The Company reported operating income of $5.1 million in the fourth quarter of 2017, compared to an operating loss of $(0.8) million for the prior year period. The increase in operating income was due primarily to improved gross profits while the Company was able to reduce total operating expenses to $15.8 million, which was down slightly from $15.9 million a year ago. Selling, General and Administrative expenses totaled $15.1 million in the fourth quarter of 2017, versus $14.2 million a year ago. Fourth quarter SG&A includes $0.7 million of non-cash stock-based compensation expense. Amortization of Intangibles expense declined from $1.6 million in the fourth quarter of 2016 to $0.8 million the same period of 2017. As a percentage of total revenue, fourth quarter 2017 SG&A accounted for 11.5% compared with 10.6% of total revenue in the fourth quarter of 2016.

Tax Expense

As a result of the recently-enacted federal tax legislation, the Company was required to take a one-time charge due to the revaluation of its Deferred Tax Assets. The one-time charge of $1.7 million contributed significantly to an overall effective tax rate of 75.6% in the fourth quarter, based on a total tax provision of $3.5 million. The tax rate without the one-time charge was 37.6%. The Company does not expect this expense to recur.

Limbach Holdings Inc.	Page 3
April 2, 2018

Full Year Highlights

Revenues

2017 revenues of $485.7 million were up 8.7% versus $447.0 million for the prior year, led by Service segment growth of 14.8%. Construction segment revenues also featured solid growth of 7.3% versus the prior year period. Construction operations represented 80.6% of total revenue while Service operations represented the remaining 19.4%.

Gross Margin

Gross margin for the full year 2017 was 13.5% versus 12.5% for the prior year. On a dollar basis, gross profit in the 2017 was $65.6 million, compared with $55.7 million for the prior year period. Construction segment gross margin was 11.4% in the 2017, up from 10.4% in 2016. Service segment gross margin in 2017 increased to 22.1%, versus 21.3% in the year-ago period. Gross margin improved in both segments in 2017 due to the combination of improved industry pricing, solid project execution and favorable contract terms which allowed for incremental margin on multiple jobs.

Operating Income

The Company reported operating income of $6.0 million for the full year 2017 compared to operating income of $4.1 million for the prior year period. The increase in operating income was due primarily to the combination of revenue growth coupled with improved gross margins, which more than offset increased Selling, General and Administrative expenses.

Selling, General and Administrative expense increased 15.7% to $56.0 million in 2017, compared with $48.4 million in 2016. SG&A expense growth was driven by a combination of planned increases in corporate infrastructure to support Company growth objectives along with under-budgeted, non-recurring costs associated with remediation efforts related to the Company’s internal control over financial reporting. As a percentage of total revenue, 2017 SG&A accounted for 11.5% compared with 10.8% of total revenue in 2016.

Backlog

Aggregate backlog at December 31, 2017 was $461.4 million, an increase of 6.2% compared with $434.3 million at December 31, 2016. Within the aggregate backlog figures, Construction backlog at December 31, 2017 was $426.7 million, an increase of 9.3% from $390.2 million at December 31, 2016. In addition, Service backlog at December 30, 2017 was $34.7 million compared to $44.1 million as of December 31, 2016. The Company expects approximately $302.0 million of total backlog to be converted to revenues within the current fiscal year.

Balance Sheet

At December 31, 2017, the Company had current assets of $166.3 million and current liabilities of $135.5 million, representing a current ratio of 1.23x. Working capital was $30.8 million at December 31, 2017, an increase of $2.3 million or 8.1% from December 31, 2016. Long-term debt, net of the current portion and debt issuance costs, was $20.6 million at December 31, 2017, down from $21.5 million at December 31, 2016. The Company was in compliance with all bank covenants as of December 31, 2017.

2018 Guidance

The Company is introducing guidance for 2018, summarized in the table below.

FY 2018 Estimate
Revenues	$510 - $530 million
Adjusted EBITDA	$20 - $24 million

Limbach Holdings Inc.	Page 4
April 2, 2018

Conference Call Details

Date: Tuesday, April 3, 2018

Time: 9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (866) 604-1698

International callers: (201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: http://limbachinc.equisolvewebcast.com/q4-2017. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings Inc.	Page 5
April 2, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Successor
(in thousands, except share data and per share data)	October 1, 2017 through December 31, 2017	October 1, 2016 through December 31, 2016
Revenue	$131,412	$133,715
Cost of revenue	110,506	118,609
Gross profit	20,906	15,106
Operating expenses:
Selling, general and administrative expenses	15,060	14,216
Amortization of intangibles	751	1,649
Total operating expenses	15,811	15,865
Operating income (loss)	5,095	(759)
Other income (expenses):
Interest income (expense), net	(472)	(943)
Loss from early extinguishment of debt	0	(2,172)
Gain (loss) on sale of property and equipment	9	(228)
Total other expenses	(463)	(3,344)
Income (loss) before income taxes	4,632	(4,103)
Income tax (provision) benefit	(3,503)	1,593
Net income (loss)	1,129	(2,510)
Dividends on cumulative redeemable convertible preferred stock	179	263
Premium paid on partial preferred redemption	0	0
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$950	$(2,773)
Net income attributable to Limbach Holdings LLC member unit holders
Successor EPS
Basic earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$0.13	$(0.45)
Diluted earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$0.12	$(0.45)
Weighted average number of shares outstanding:
Basic	7,504,293	6,128,794
Diluted	8,069,682	6,128,794

Limbach Holdings Inc.	Page 6
April 2, 2018

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations

	Successor	Successor	Predecessor
(in thousands, except share data and per share data)	January 1, 2017 through December 31, 2017	July 20, 2016 through December 31, 2016	January 1, 2016 through July 19, 2016
Revenue	$485,739	$225,604	$221,391
Cost of revenue	420,116	198,427	192,911
Gross profit	65,623	27,177	28,480
Operating expenses:
Selling, general and administrative expenses	56,023	24,425	24,015
Amortization of intangibles	3,582	3,103	0
Total operating expenses	59,605	27,528	24,015
Operating income (loss)	6,018	(351)	4,465
Other income (expenses):
Interest income (expense), net	(2,034)	(1,796)	(1,898)
Loss from early extinguishment of debt	0	(2,172)	0
Gain (loss) on sale of property and equipment	(121)	(250)	1
Total other expenses	(2,155)	(4,218)	(1,897)
Income (loss) before income taxes	3,863	(4,569)	2,568
Income tax (provision) benefit	(3,151)	3,871	0
Net income (loss)	712	(698)	2,568
Dividends on cumulative redeemable convertible preferred stock	809	423	0
Premium paid on partial preferred redemption	847	0	0
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(944)	$(1,121)
Net income attributable to Limbach Holdings LLC member unit holders			$2,568
Successor EPS
Basic loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.13)	$(0.19)
Diluted loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.13)	$(0.19)
Weighted average number of shares outstanding:
Basic	7,471,371	6,039,875
Diluted	7,471,371	6,039,875

Limbach Holdings Inc.	Page 7
April 2, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$626	$7,406
Restricted cash	113	113
Accounts receivable, net	129,343	113,972
Costs and estimated earnings in excess of billings on uncompleted contracts	33,006	31,959
Advances to and equity in joint ventures, net	11	10
Other current assets	3,161	1,723
Total current assets	166,260	155,183
Property and equipment, net	17,918	18,541
Intangible assets, net	14,225	17,807
Goodwill	10,488	10,488
Deferred tax asset	3,664	4,268
Other assets	465	588
Total assets	$213,020	$206,875

LIABILITIES
Current liabilities:
Current portion of long-term debt	$6,358	$4,476
Accounts payable, including retainage	67,438	57,034
Billing in excess of costs and estimated earnings on uncompleted contracts	28,543	39,190
Accrued income taxes	2,220	-
Accrued expenses and other current liabilities	30,925	26,029
Total current liabilities	135,484	126,729
Long-term debt	20,556	21,507
Other long-term liabilities	861	817
Total liabilities	156,901	149,053
Commitments and contingencies	-	-
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, 280,000 issued and outstanding as of December 31, 2017 and 400,000 issued and outstanding as of December 31, 2016, respectively ($7,853 and $10,365 redemption value at December 30, 2017 and December 31, 2016, respectively)	7,959	10,374
STOCKHOLDERS' EQUITY AND MEMBERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,504,133 issued and outstanding at December 31, 2017 and 7,454,491 at December 31, 2016, respectively	1	1
Additional paid-in capital	54,738	55,162
Accumulated deficit	(6,579)	(7,715)
Total stockholders' equity	48,160	47,448
Total liabilities and stockholders' equity	$213,020	$206,875

Limbach Holdings Inc.	Page 8
April 2, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

	Successor	Successor	Predecessor
(in thousands)	January 1, 2017 through December 31, 2017	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016
Cash flows from operating activities:
Net income (loss)	$712	$(698)	$2,568
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amorti\zation	9,118	5,756	1,582
Allowance for doubtful accounts	259	219	50
Stock based compensation expense	1,656	0	1,349
Capitalized deferred interest on subordinated debt	0	84	1,395
Amortization of debt issuance costs	181	492	0
Deferred income tax provision (benefit)	603	(3,888)	0
Accretion of preferred stock discount to redemption value	21	4	0
Loss from early extinguishment of debt	0	2,172	0
Loss on sale of property and equipment	121	250	1
Changes in operating assets and liabilities:
Increase in restricted cash	0	(50)	0
(Increase) decrease in accounts receivable	(15,630)	(33,606)	5,722
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	(1,046)	6,256	(18,698)
(Increase) decrease in other current assets	698	549	(662)
(Increase) decrease in other assets	1	95	(95)
Increase (decrease) in accounts payable	10,404	16,661	(6,973)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(10,647)	9,123	4,276
Increase (decrease) in accrued taxes	2,220	0	0
Increase (decrease) in accrued expenses and other current liabilities	(2,780)	(478)	10,847
Increase (decrease) in other long-term liabilities	44	173	277
Net cash used in operating activities	(4,065)	3,114	1,639
Cash flows from investing activities:
Proceeds from sale of property and equipment	70	2,085	7
Advances to joint ventures	(1)	(4)	0
Purchase of property and equipment	(3,303)	(1,281)	(2,114)
Acquisition of Limbach Holdings LLC, net of cash acquired	0	(32,158)	0
Proceeds from trust account	0	18,005	0
Net cash used in investing activities	(3,234)	(13,353)	(2,107)

Limbach Holdings Inc.	Page 9
April 2, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (continued)

	Successor	Successor	Predecessor
	January 1, 2017 through December 31, 2017	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016
Cash flows from financing activities:
Increase in bank overdraft	7,780	0	0
Proceeds from revolving credit facility	0	0	60,122
Payments on revolving credit facility	0	(3,492)	(63,630)
Proceeds from Credit Agreement term loan	0	24,000	0
Payments on Credit Agreement term loan	(4,865)	(1,500)	0
Proceeds from Subordinated Loan	0	13,084	0
Payments on Subordinated Loan	0	(15,340)	0
Proceeds from Credit Agreement revolver	111,562	34,501	0
Payments on Credit Agreement revolver	(105,904)	(34,501)	0
Payments on term loan	(33)	(539)	(1,038)
Payments on subordinated debt facility	0	(23,604)	0
Payments on capital leases	(1,690)	(730)	(660)
Repayment of promissory note to affiliate	0	(125)	0
Payments on financed insurance premium	(2,135)	0	0
Proceeds from issuance of redeemable convertible preferred stock	0	9,946	0
Convertible preferred stock redeemed	(3,847)	0	0
Convertible preferred stock dividends paid	(245)	0	0
Taxes paid related to net-share settlement of equity awards	(104)	0	0
Proceeds from sale of common stock	0	17,236	0
Debt issuance costs	0	(1,313)	0
Distributions to members	0	0	(195)
Net cash provided by (used in) financing activities	519	17,623	(5,401)
Increase (decrease) in cash and cash equivalents	(6,780)	7,384	(5,869)
Cash and cash equivalents, beginning of period, Limbach Holdings, Inc.	7,406	22
Cash and cash equivalents, beginning of period, Limbach Holdings LLC			6,107
Cash and cash equivalents, end of period	$626	$7,406	$238
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired with capital leases	$1,801	$1,259	$1,014
Interest paid	$1,882	$3,390	$693
Financed insurance premium	$2,135	$0	$0

Limbach Holdings Inc.	Page 10
April 2, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

				2017 Combined
	Successor	Successor	Predecessor	Increase/(Decrease)
(in thousands, except for percentages)	January 1, 2017 through December 31, 2017	July 20, 2016 through December 31, 2016	January 1, 2016 through July 19, 2016	$	%
Revenue
Construction	$391,364	$181,663	183,100	26,601	7.3%
Service	94,375	43,941	38,291	12,143	14.8%
Total revenue	485,739	225,604	221,391	38,744	8.7%

Gross profit:
Construction	44,790	17,821	20,300	6,669	17.5%
Service	20,833	9,356	8,180	3,297	18.8%
Total gross profit	65,623	27,177	28,480	9,966	17.9%

Selling, general and administrative expenses:
Construction	25,764	10,628	11,680	3,456	15.5%
Service	13,888	5,460	6,302	2,126	18.1%
Corporate	16,371	8,337	6,033	2,001	13.9%
Total selling, general and administrative expenses	56,023	24,425	24,015	7,583	15.7%

Amortization of intangibles	3,582	3,103	0	479	15.4%

Operating income (loss):
Construction	19,026	7,193	8,620	3,213	20.3%
Service	6,945	3,896	1,878	1,171	20.3%
Corporate	(19,953)	(11,440)	(6,033)	(2,480)	-14.2%
Operating income (loss)	$6,018	$(351)	4,465	1,904	46.3%

Limbach Holdings Inc.	Page 11
April 2, 2018

LIMBACH HOLDINGS, INC

Condensed Consolidated Statements of Operations

(Unaudited)

			Increase/(Decrease)
(in thousands, except for percentages)	October 1, 2017 through December 31, 2017	October 1, 2016 through December 31, 2016	$	%
Revenue
Construction	$107,899	$107,746	153	0.1%
Service	23,513	25,969	(2,456)	-9.5%
Total revenue	131,412	133,715	(2,303)	-1.7%

Gross profit:
Construction	14,793	9,772	5,021	51.4%
Service	6,113	5,334	779	14.6%
Total gross profit	20,906	15,106	5,800	38.4%

Selling, general and administrative expenses:
Construction	6,916	6,229	687	11.0%
Service	3,341	3,029	312	10.3%
Corporate	4,803	4,958	(155)	-3.1%
Total selling, general and administrative expenses	15,060	14,216	844	5.9%

Amortization of intangibles	751	1,649	(898)	-54.5%

Operating income (loss):
Construction	7,877	3,543	4,334	122.3%
Service	2,772	2,305	467	20.3%
Corporate	(5,554)	(6,607)	1,053	15.9%
Operating income (loss)	$5,095	$(759)	5,854	771.3%

Limbach Holdings Inc.	Page 12
April 2, 2018

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash expenses or expenses that are unusual or non-recurring. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Successor	Successor
(in thousands)	October 1, 2017 through December 31, 2017	October 1, 2016 through December 31, 2016
Net income (loss)	$1,129	$(2,510)

Adjustments:
Depreciation and amortization	1,735	2,967
Interest expense	472	943
Income tax provision (benefit)	3,503	(1,593)
Non-cash Stock Based Compensation	739	--
Adjusted EBITDA	$7,578	$(193)

	Successor	Successor	Predecessor
(in thousands)	January 1, 2017 through December 31, 2017	July 20, 2016 through December 31, 2016	January 1, 2016 through July 19, 2016
Net income (loss)	$712	$(698)	$2,568

Adjustments:
Depreciation and amortization	9,118	5,756	1,582
Interest expense	2,034	1,796	1,898
Income tax provision (benefit)	3,151	(3,871)	--
Non-cash Stock Based Compensation	1,656	--	--
Loss from early extinguishment of debt	--	2,172	--
Loss on sale of property and equipment	--	190	--
Legacy legal costs	--	1,079	154
Management fees	--	--	671
Business combination expenses (option expenses)	--	--	1,549
Adjusted EBITDA	$16,671	$6,424	$8,422

Limbach Holdings Inc.	Page 13
April 2, 2018

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA, Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K , which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

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April 2, 2018

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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